UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement under The Securities Act of 1933

JAYHAWK ENERGY, INC.
(Exact name of registrant as specified in charter.)

COLORADO	20-0990109
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

6240 E. Seltice Way, Suite C
Post Falls, ID 83854
(Address and telephone of executive offices, including zip code.)

2009 STOCK INCENTIVE PLAN FOR EMPLOYEES, CONTRACTORS, CONSULTANTS,
ADVISORS, BOARD ADVISORS, BOARD MEMBERS, AND OTHERS
(Full title of the plan)

Corporation Service Company
1560 Broadway, Suite 2090
Denver, CO 80202
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
Parsons/Burnett/Bjordahl, LLP
505 W. Riverside Avenue, Suite 500
Spokane, WA 99201
(509) 252-5066
(509) 252-5067 (fax)

Indicate by check mark whether the registrants is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1][2]	Amount of Registration Fee [1][2]
Common Shares, $0.001 par value, issuable upon exercise of stock options by Grantees	4,000,000	$0.26	$1,040,000.00	$58.03
Totals	4,000,000	$0.26	$1,040,000.00	$58.03
[1] Based upon the mean between the closing bid and ask prices for common shares on November 17, 2009, in accordance with Rule 457(c).
[2] Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based upon the price of the options as set by the Board of Directors.

PURPOSE OF REGISTRATION STATEMENT AND DESCRIPTION OF PLAN

This Registration Statement on Form S-8 registers shares issuable under the Company’s 2009 Stock Incentive Plan for Employees, Contractors, Consultants, Advisers, Board Advisors, Board Members, and Others (the “Plan”).

Under the terms of the Plan, a total of 4,000,000 shares of or options to purchase common stock can be issued to compensate directors, employees and consultants of the Company for services rendered to the Company.

The terms of the Plan are fully disclosed in the attached copy of the Plan, but include the following:

-
price and other terms of issuance of shares under the Plan are to be determined by the Board of Directors, who administer the Plan and who will take into account the market price of the Company’s securities at the date of any agreement to issue shares under the Plan.

-	shares of common stock issuable under the Plan have the same rights and restrictions as all other issued and issuable shares of common stock of the Company.

Any shares issuable under the Plan, although registered by way of this registration statement, may require a resale prospectus prior to resale by affiliates or others.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a) Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC"), SEC file no. 000-53311; and

b) All other reports, proxy statements and information statements filed subsequent to the foregoing Registration Statement pursuant to the continuous disclosure requirements of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock

The Company's Certificate of Incorporation authorizes the issuance of 200,000,000 shares of common stock, $.001 par value per share, of which 44,509,496 shares were outstanding as of September 30, 2009.  Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights.  Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of common stock have no preemptive rights to purchase the Company's common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The Company's Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $.001 par value, of which zero shares are issued and outstanding.  The Company currently has no plans to issue any preferred stock.  The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.  The preferred stock, if and when issued, may carry rights superior to those of common stock, however, no preferred stock may be issued with rights equal or senior to the preferred stock without the consent of a majority of the holders of preferred stock.

The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise.  If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Certificate of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities.  Issuance of the preferred stock could result, however, in a series of securities outstanding  that will have certain  preferences with respect to dividends and liquidation over the common stock which would result in dilution  of the  income  per  share  and net book  value of the  common  stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock.  The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  Therefore, it is not possible at this time to  determine  in what respect a particular  series of preferred  stock will be superior  to the  Company's  common  stock or any other series of  preferred  stock which the Company may issue.  The Board of Directors does not have any  specific  plan for the  issuance  of  preferred  stock at the present time and does not intend to issue any preferred  stock,  except on terms which it deems to be in the best interest of the Company and its shareholders.

The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of Colorado law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.  While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders.  There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

Cash Dividends

As of the date of this Prospectus, we have not declared or paid any cash dividends to stockholders.  The declaration of any future dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reporting

After we complete this Offering, we will not be required to furnish you with an annual report.  Further, we will not voluntarily send you an annual report.  We will be required to file reports with the SEC under section 15(d) of the Securities Act.  We will file the reports electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our transfer agent is Corporate Stock Transfer

Shares outstanding

We have 45,113,496 shares of common stock outstanding as of the date of this S-8 Registration Statement.

Some of the shares are held by affiliates. Common shares held by affiliates of the Company are restricted securities that may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions under Section 4(1) and/or Rules 144 or 144(k) under the Securities Act.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merit in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be the fullest extent permitted by the laws of the State of Colorado.

ITEM 7. EXEMPTION FROM REGISTRATION.

None; not applicable.

This S-8 Registration Statement registers shares of the Company’s common stock under the Securities Act of 1933.

ITEM 8. EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form SB-2 Registration Statement, and subsequent documents required to be filed under the Securities Exchange Act of 1934 and filed with the Securities and Exchange Commission, SEC file no. 333-121034. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

3.1	Articles of Incorporation

3.2	Bylaws

The following documents are filed herewith:

Exhibit No.	Description
5.1	Opinion of Parsons/Burnett/Bjordahl, LLP, regarding the legality of the securities registered under this Registration Statement
10.1	2009 Stock Incentive Plan for Employees, Contractors, Consultants, Advisers, Board Advisors, Board Members, and Others
23.1	Consent of Meyers Norris Penny LLP
23.2	Consent of Parsons/Burnett/Bjordahl, LLP (included in Exhibit 5.1)

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 19th day of November, 2009.

JAYHAWK ENERGY, INC.

BY:	/s/ Lindsay Gorrill
Lindsay Gorrill, CEO